Exhibit 99.3

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Execution Copy

RESEARCH AND LICENSE AGREEMENT

Between

ZYMEWORKS INC.

and

BEIGENE, LTD.

November 26, 2018

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TABLE OF CONTENTS
(Continued)

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RESEARCH AND LICENSE AGREEMENT
THIS RESEARCH AND LICENSE AGREEMENT (this “Agreement”), effective as of November 26, 2018 (the “Effective Date”), by and between BEIGENE, LTD., a Cayman Island exempted company incorporated with limited liability, having a place of business at c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands (“BeiGene”) and ZYMEWORKS INC., a corporation organized and existing under the laws of British Columbia, having a place of business at 540-1385 West 8th Avenue,  Vancouver, BC, Canada (“Zymeworks”).  Zymeworks and BeiGene are each referred to individually as a “Party” and together as the “Parties”.
BACKGROUND
A.          Zymeworks controls a proprietary […***…] heterodimerization platform, which is known as the Azymetric™ Platform, for generating multi-specific Antibodies. Zymeworks also controls a proprietary […***…] platform, known as the EFECT™ […***…] platform.1
B.          BeiGene and Zymeworks desire to enter into this Agreement under which Zymeworks will grant BeiGene a license to utilize such platforms to generate and develop certain Antibodies (as defined below), all on the terms and conditions as set forth below.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:
1.          DEFINITIONS AND INTERPRETATIONS
Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.
1.1          “Acquiring Entity” means a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains.
1.2          “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.
1.3          “Affiliate” means with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists.  For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to

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direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
1.4          “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.
1.5          “Antibody” means any and all antibodies or antibody analogues, including […***…] components thereof that are derived or generated through the application of the Zymeworks Platform pursuant to the Research Program.2
1.6          “Applicable Laws” means, in all countries, all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
1.7          “BeiGene Sequence Pair” means a Sequence Pair Directed To a […***…], which is (a) selected by BeiGene to be a BeiGene Sequence Pair, or (b) a replacement selected by BeiGene for such initial BeiGene Sequence Pair, in each case in accordance with Section 3.5 and subject to gatekeeping as provided therein.3
1.8          “BeiGene Target Pair” means any of the three (3) Target Pairs, which is (a) selected by BeiGene, or (b) a replacement selected by BeiGene for such initial BeiGene Target Pair, in each case in accordance with Section 3.5 and subject to gatekeeping as provided therein.
1.9          “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Seattle, Washington, U.S.A., Vancouver, Canada or Beijing, China are authorized or required by Applicable Laws to remain closed.
1.10          “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.
1.11          “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.
1.12          “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.
1.13          “Combination Product” means a Product that contains, in addition to a Licensed Antibody, one or more active agents that are not Licensed Antibodies.
1.14          “Confidential Information” of a Party (a “Disclosing Party”) means, all Know-How, which is generated by or on behalf of such Disclosing Party under this

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Agreement and/or any and any other technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information, in each case that is disclosed by a Disclosing Party or its Affiliates to the other Party (a “Receiving Party”) or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) or which such Disclosing Party or any of its Affiliates or contractors has provided or otherwise made available to the Receiving Party, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder.  For purposes of clarity, (i) all Inventions shall be deemed the Confidential Information of the owning Party as set forth in Section 6.1; (ii) any scientific, technical, manufacturing or financial information, including clinical data and information disclosed through an audit report, commercialization report, development report or other report, shall constitute Confidential Information of the Disclosing Party; (iii) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party; and (iv) the existence and terms of this Agreement shall be deemed Confidential Information of both of the Parties.
1.15          “Control” or “Controlled” means with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party.  Notwithstanding the foregoing, a Party will not be deemed to “Control” any material, Know-How, or intellectual property right (including Patent Rights) that, prior to the consummation of the merger, consolidation or transfer making such Third Party an Acquiring Entity, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such acquisition transaction or that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks Intellectual Property unless (a) prior to the consummation of such acquisition transaction, such acquired Party or any of its Affiliates also Controlled such Patent Right or Know-How, or (b) the Know-How or Patent Rights owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such acquisition transaction, but after the consummation of such acquisition transaction, such acquired Party or any of its Affiliates uses any such Patent Rights or Know-How in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Patent Rights or Know-How will be “Controlled” by such Party for purposes of this Agreement.
1.16          “Covered” means, with respect to a Product in a particular country, that the manufacture, use, sale or importation of such Product, as applicable, in such country would, but for the licenses granted herein, infringe a Valid Patent Claim.
1.17          “Directed To” means (a) with regard to a Sequence or a Sequence Pair, that such Sequence or Sequence Pair binds directly to a Target or Target Pair, respectively; and (b) with regard to an Antibody or Product, that such Antibody or Product binds directly to a Target or Target Pair and exerts its primary diagnostic, prophylactic or therapeutic activity as

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a result of such binding.  When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing Targets To which a Sequence, Sequence Pair, Antibody or Product is Directed.
1.18          “EU” means the European Union as it exists as of the Effective Date, together with any countries or territories that subsequently join the European Union.  For clarity, any countries or territories that exit the European Union after the Effective Date shall remain part of the European Union for purposes of this Agreement.  As of the Effective Date, the European Union includes the following countries: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.
1.19          “FDA” means the United States Food and Drug Administration and any successor thereto.
1.20          “Field” means any and all uses, including all diagnostic, prophylactic, and therapeutic uses, in humans and animals.
1.21          “First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Territory, the first sale of such Product by BeiGene, its Affiliates, or sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approval has been obtained for such Product in such country or jurisdiction; provided, that, the following shall not constitute a First Commercial Sale of a Product: (a) any sale to an Affiliate or sublicensee, (b) any use of a Product in clinical trials, pre-clinical studies or other research or development activities, or (c) […***…].4
1.22          “GLP” means consistent with good laboratory practices as set forth under Applicable Law, including as set forth in 21 C.F.R., Part 58.
1.23          “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of any work performed under the Agreement, including any work performed pursuant to the Research Program.
1.24          “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of BeiGene or its Affiliate or a Third Party acting under authority of BeiGene or its Affiliate, on the one hand, and one or more employees of Zymeworks or its Affiliate or a Third Party acting under authority of Zymeworks or its Affiliate, on the other hand.  For clarity, Joint Inventions exclude Zymeworks Platform Improvements and Product Inventions.
1.25          “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.
1.26          “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical,

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toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.
1.27          “Knowledge” means, with respect to Zymeworks, the […***…] of […***…] Schedule 1.27, having […***…] having knowledge with respect to the subject matter of such applicable representation.5
1.28          “Licensed Antibody” means any Antibody that is derived and generated from a […***…] through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, all Licensed Antibodies shall be […***…].6
1.29          “[…***…] Antibody” means an Antibody or an Antibody analogue, generated through the application of the Zymeworks Platform, that contains independent binding sites Directed to […***…] Targets.7
1.30          “Net Sales” means the gross amount invoiced by BeiGene or its Related Parties for sales or other transfers of Product to a Third Party, less the following deductions:
1.30.1          any […***…];8
1.30.2          […***…] and […***…] granted to […***…], their respective […***…], adjustments arising from […***…];9
1.30.3          […***…];10
1.30.4          […***…] to the extent relating to the Product;11
1.30.5          […***…] actually allowed or paid for […***…], to the extent included in the […***…];12 and
1.30.6          […***…], in each case to the extent not reimbursed.13
Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting requirements on a basis consistent with BeiGene’ audited consolidated financial statements.  In the case of […***…], such as […***…], of […***…], or […***…], other than […***…], Net Sales shall be calculated as […***…].14
For purposes of this Agreement, a “sale” or “transfer” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product at no charge (i) for academic research, preclinical, clinical, or

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regulatory purposes (including the use of a Product in clinical trials), (ii) […***…] or (iii) to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Product).15
With respect to sales of a particular Combination Product, and on a country-by-country basis, the “Net Sales” for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales (calculated in the manner described above) of such Combination Product by the fraction A/B, in which A is the invoice price of the Licensed Antibody of the same strength and in the same quantity as contained in the Combination Product, sold separately in the same period without the other active ingredient(s) in the same country of sale as the Combination Product, and B is the sum of the invoice prices of all of the other active ingredients in the Combination Product sold in the same period in such country.  All invoice prices of the Licensed Antibody and the Combination Product shall be calculated as the average invoice price of such active ingredients during the applicable accounting period for which the Net Sales are being calculated.  If, on a country-by-country basis, no separate sale of the Licensed Antibody or any other active ingredient in the same strength as contained in the Combination Product, sold separately without other active ingredient(s), is made in such country during the applicable accounting period, or if the invoice price for the Licensed Antibody or any such other active ingredient cannot be determined for an accounting period, then the “Net Sales” for royalty purposes hereunder for sales of such Combination Product in each such country shall be determined by multiplying the Net Sales (calculated in the manner described above) of such Combination Product in such country by a fraction, determined in good faith by mutual agreement of the Parties, that reflects the relative contribution in value that the Licensed Antibody contained in the Combination Product makes to the total value of such Combination Product to the end user in such country.
1.31          “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding whether to abandon, extend or maintain Patent Rights, (d) listing in regulatory publications (as applicable), and (e) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such patent or patent application as a counterclaim in an infringement proceeding with respect to the particular patent or patent application, and any appeals therefrom.  For purposes of clarity, “Patent Prosecution” will not include any other enforcement actions taken with respect to a patent or patent application.
1.32          “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations,

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revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.
1.33          “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.34          “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.
1.35          “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.
1.36          “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Regulatory Approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.
1.37          “Product” means a pharmaceutical preparation in final form containing one or more Licensed Antibody(ies) as an active ingredient, alone or in combination with one or more other active ingredients, but containing no other antibody made using the Zymeworks Platform. For clarity, a Product includes any formulation, delivery device, dispensing device or packaging required for effective use of the Product.
1.38          “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Product) in any country.  For clarity, to the extent necessary to initiate marketing and selling of a product in a particular country, Regulatory Approval shall include pricing or reimbursement approval.
1.39          “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.
1.40          “Related Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable.  In no event shall Zymeworks be a Related Party with respect to BeiGene or BeiGene be a Related Party with respect to Zymeworks.

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1.41          “Sequence” means an antibody amino acid sequence corresponding only to the […***…] that is Directed To a Target.16
1.42          “Sequence Pair” means a pair of Sequences, each of which is Directed To a […***…].17
1.43          “Target” means any clinically relevant […***…] (or portion thereof).18
1.44          “Target Pair” means any two Targets in combination.
1.45          “Territory” means all of the countries and territories in the world.
1.46          “Third Party” means any Person other than BeiGene or Zymeworks or an Affiliate of BeiGene or Zymeworks.
1.47          “United States” or “US” means the United States of America and its territories and possessions.
1.48          “USD” means United States dollars.
1.49          “Valid Patent Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within the Zymeworks Patent Rights; provided that such claim has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided, that, if a pending patent application has been pending for at least […***…] from the date of filing of the initial priority application, then such corresponding claim in such pending patent application will not be deemed to be a Valid Patent Claim unless and until it subsequently issues.19
1.50          “Zymeworks Intellectual Property” means the Zymeworks Patent Rights and the Zymeworks Know-How.
1.51          “Zymeworks Know-How” means all Know-How related to the Zymeworks Platform, including all Zymeworks Platform Improvements, which: (a) is Controlled by Zymeworks or any of its Affiliates as of the Effective Date or during the Term of this Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to BeiGene in:  (i) carrying out the activities assigned to it under the Research Program or (ii) developing, manufacturing or commercializing Licensed Antibodies.
1.52          “Zymeworks Patent Rights” means any and all Patent Rights related to the Zymeworks Platform that are Controlled by Zymeworks or its Affiliates (including Patent Rights Controlled by Zymeworks claiming Zymeworks’ Platform Improvements) as of the Effective Date or during the Term of the Agreement, which are necessary or reasonably useful for (a) the use or exploitation of the Zymeworks Platform for carrying out the Research Program or (b) the manufacture, use, sale, offer for sale or importation of any

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Licensed Antibody.  The Zymeworks Patent Rights as of the Effective Date are listed on Schedule 11.2.2.
1.53          “Zymeworks Platform” means Zymeworks’ proprietary Azymetric™ […***…] heterodimerization platform, alone or in conjunction with Zymeworks’ proprietary EFECT™ […***…] platform.20
1.54          Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the Section of this Agreement indicated below.

Definition	Section
Accounting Firm	5.4.2(a)
Agreement	Preamble
Agreement Payments	5.3.1
Anti-Corruption Laws	11.5.1(a)
BeiGene	Preamble
BeiGene Indemnified Party	12.1
Claims	12.1
Clinical Trial Milestones	4.2
Code	10.5
Commercialization Milestone Event	4.3
Commercialization Milestone Payment	4.3
Commercial License	2.1.2
Competing Product Infringement	6.3.1
Confidentiality Agreement	13.13
Controlling Party	6.3.4
Designation Notice	3.5.3
Designation Response	3.5.3
Development Milestone Event	4.2
Development Milestone Payment	4.2
Disclosing Party	1.14
Dispute	13.5.1
Effective Date	Preamble
Excluded Claim	13.5.5
Indemnified Party	12.3.1
Indemnifying Party	12.3.1
ICC	13.5.1
ISC	3.1.5
Losses	12.1
Milestone Payments	4.3
Notice of Dispute	13.5.1
Parties	Preamble
Party	Preamble
Product Inventions	6.1.1
Product Royalty	4.4.1
Product Royalty Term	4.4.2
Public Official	11.5.4

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Definition	Section
Receiving Party	1.14
Research Program	3.1.1
Research Program Term	3.1.2
Royalty Floor	4.4.3(c)
Rules	13.5.1
SEC	8.2.3
Securities Regulators	8.2.3
Taxes	5.3.1
Term	9.1
Unavailable Target Pair	3.5.2
Upfront Payment	4.1
Zymeworks	Preamble
Zymeworks Indemnified Party	12.2
Zymeworks Platform Improvements	6.1.1
1.55          Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e)  the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.
2.          GRANT OF LICENSES
2.1          Licenses and Rights to BeiGene.  Subject to the terms and conditions of this Agreement,
          2.1.1Research License.  During the Research Program Term, Zymeworks hereby grants to BeiGene a non-exclusive, worldwide, royalty-free, research and development license under the Zymeworks Intellectual Property solely (a) to perform the activities under the Research Program and (b) to otherwise perform pre-clinical research and

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development with respect to the Antibodies. The foregoing license shall include the right to grant sublicenses to BeiGene’s Affiliates and to Third Parties to the extent reasonably necessary to have activities performed under the Research Program on BeiGene’s behalf; provided that BeiGene shall (i) notify Zymeworks prior to any Affiliate or Third Party being so authorized, which notice shall identify the particular Affiliate or Third Party and the activities to be performed thereby, including a summary of the aspects of the Zymeworks Platform to be employed by such sublicensee and (ii) be and remain responsible to Zymeworks for the compliance of each such Affiliate and sublicensee with the applicable terms and conditions hereunder. For clarity, the foregoing license does not include the right to conduct clinical research (including any Clinical Trials) with respect to any Antibody or to sell or otherwise commercialize Antibodies or products incorporating Antibodies.
2.1.2.          Commercial License.  Zymeworks hereby grants to BeiGene, an exclusive license under the Zymeworks Intellectual Property to (a) use the BeiGene Sequence Pairs to derive and generate Antibodies from each BeiGene Sequence Pair (i.e., Licensed Antibodies), (b) research, develop, make, use and import (but not to sell or offer for sale) such Licensed Antibodies for incorporation into Products and (c) research, develop, make, use, sell, offer to sell and import such Products, in each case, (a), (b) and (c), in the Field in the Territory (the “Commercial License”).  Further, upon the expiration of the Research Program Term, BeiGene’s rights with respect to the Zymeworks Intellectual Property and Antibodies under Section 2.1.1 shall terminate.  For clarity, the Commercial License shall include up to three (3) Licensed Antibodies, each derived and generated from one (1) BeiGene Sequence Pair, and Products incorporating such Licensed Antibodies.  The foregoing grant of rights and licenses in Section 2.1.1 and this Section 2.1.2 shall not limit Zymeworks’ ability to apply the Zymeworks Platform (alone or in collaboration with a Third Party) to any Sequence Pair other than a BeiGene Sequence Pair, which is generated and provided to Zymeworks by a Third Party without access to the BeiGene Sequence Pairs.
2.1.3          Sublicenses.  The Commercial License shall include the right to grant sublicenses (including to Affiliates and Third Parties) through multiple tiers, provided, that, each sublicense granted by BeiGene shall be consistent with the terms and conditions of this Agreement.  BeiGene shall (a) provide Zymeworks with prompt notice of any such sublicenses that it grants to any Third Party, identifying the sublicensee and the scope of such sublicensee’s rights and responsibilities and (b) shall be and remain responsible to Zymeworks for the compliance of each sublicensee with the applicable terms and conditions hereunder.  BeiGene may provide the notice described in clause (a) above by providing Zymeworks with a copy of the agreement granting such sublicense, which copy may be redacted to remove any provisions not necessary to determining compliance with this Agreement.
2.1.4          Active Development.  Zymeworks will have the right to terminate BeiGene’s licenses and rights under this Section 2.1 with respect to any BeiGene Sequence Pair if (a) BeiGene ceases to use such BeiGene Sequence Pair to research, develop and commercialize Licensed Antibodies and/or Products derived from such BeiGene Sequence Pair through the application of the Zymeworks Platform, (b) Zymeworks provides BeiGene with written notice and (c) BeiGene fails to resume its use of such BeiGene Sequence Pair to research, develop and commercialize Licensed Antibodies and/or Products derived from such BeiGene Sequence Pair through the application of the Zymeworks Platform on or before […***…] after its receipt of such written notice.21

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2.2          No Implied Licenses.  Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates.  Subject to the licenses and rights explicitly granted to BeiGene hereunder and the other terms and conditions of this Agreement, Zymeworks will retain all rights under the Zymeworks Intellectual Property.
3.          RESEARCH PROGRAM AND DEVELOPMENT AND
COMMERCIALIZATION OF PRODUCTS
3.1          Research Program.
3.1.1          General.  BeiGene shall conduct a program to research and develop Antibodies in accordance with this Section 3.1 (the “Research Program”).  The Research Program will cover research activities up to and including […***…] for a lead Licensed Antibody Directed To each […***…].22
3.1.2          Research Program Term.  The Research Program shall commence on the Effective Date and shall conclude […***…] thereafter (such period, the “Research Program Term”).  On a BeiGene Target Pair-by-BeiGene Target Pair basis, in the event BeiGene does not select a BeiGene Sequence Pair Directed To such BeiGene Target Pair and determined to be available in accordance with Section 3.5 prior to the expiration of the […***…], (i) BeiGene shall no longer have the right to select BeiGene Sequence Pair Directed To such BeiGene Target Pair, (ii) this Agreement (and all BeiGene’s rights hereunder) shall immediately terminate with respect to such BeiGene Target Pair and (iii) BeiGene shall cease all research and development activities with respect to Antibodies Directed To such BeiGene Target Pair.  For clarity, in the event BeiGene does not select any BeiGene Target Pairs determined to be available in accordance with Section 3.5 or BeiGene Sequence Pairs determined to be available in accordance with Section 3.5, in each case prior to the expiration of the […***…], this Agreement shall immediately terminate in its entirety and BeiGene shall cease all research and development activities with respect to the Antibodies.23
3.1.3          Conduct of Research Program.  BeiGene:
(a)          shall use commercially reasonable efforts to develop Antibodies pursuant to the Research Program; provided that BeiGene shall not conduct clinical development of any Antibody that is not a Licensed Antibody;
(b)          shall conduct the Research Program in compliance with all Applicable Laws; and
(c)          may utilize the services of its Affiliates and Third Parties to perform those activities assigned to it under the Research Program; provided, that, BeiGene shall remain responsible for the performance of such Affiliates and Third Parties hereunder.
3.1.4          Exchange of Know-How.  Following receipt of the Upfront Payment, Zymeworks shall disclose to BeiGene in writing and/or in an electronic format the Zymeworks Know-How outlined in Exhibit 3.1.4 that is reasonably necessary or useful for

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BeiGene to utilize the Zymeworks Platform in its performance of the Research Program.  In connection with such disclosure of the Zymeworks Know-How (and for a period of up to […***…] thereafter prior to formation of the ISC), Zymeworks personnel shall be available during reasonable working hours via telephone, videoconference and in person to provide BeiGene with general technical support, solely related to the technology transfer and application of Zymeworks Know-How and the Zymeworks Platform.24
3.1.5          Information Sharing Committee.  Within […***…] after the exchange of Know-How under Section 3.1.4, the Parties shall form an Information Sharing Committee (“ISC”) (i) to facilitate discussions between the Parties, (ii) to discuss any material delays to achievement of any Development Milestone Event or Zymeworks’ questions or comments regarding the development activities reports provided by BeiGene in accordance with Section 3.4.1, (iii) to allow for disclosure of Inventions as set forth in Sections 6.1.3 and 6.1.4, and (iv) to provide general technical trouble-shooting support, solely related to the application of Zymeworks Know-How and the Zymeworks Platform with regard to the conduct of the activities under each Research Program.  During the Research Program Term and contingent on BeiGene’s continued active research and development of at least one Antibody, the ISC will meet, as needed, […***…] or on a schedule to be agreed to by the ISC, or on an ad hoc basis as suggested by BeiGene, via telephone, videoconference, or in person. Each Party shall bear its own costs incurred in connection with such meetings (e.g. travel expenses), if any.  For clarity, there is no obligation for BeiGene to share Research Program data or results and the ISC has no decision making power and will disband at the end of Research Program Term.25
3.2          Records
3.2.1          Maintenance of Records.  BeiGene shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the Patent Prosecution and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 6 below, regarding its conduct of the Research Program, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by or on behalf of BeiGene in the performance of the Research Program.
3.2.2          Copies and Inspection of Records.  During the period that such records are required to be maintained pursuant to Section 3.2.1, Zymeworks shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Section 3.2.1, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. At the Zymeworks’ reasonable request, BeiGene shall provide to Zymeworks: (a) copies of the records described in Section 3.2.1, at Zymeworks’ expense and (b) reports of the activities conducted by or under authority of BeiGene in the conduct of the Research Program, including the results thereof.
3.3          Exclusive Right; Responsibility.  Upon the selection of each  BeiGene Sequence Pair in accordance with Section 3.5, BeiGene (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right, and will use commercially reasonable efforts, to develop and commercialize any Licensed Antibodies and

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Products generated from such BeiGene Sequence Pair through the application of the Zymeworks Platform.
3.4          Reports.
3.4.1          Development.  With respect to each Product hereunder, for so long as BeiGene is conducting development activities with respect to such Product, BeiGene shall keep Zymeworks reasonably informed as to such activities for such Product by providing to Zymeworks on a […***…] basis a written report describing in reasonable detail such activities conducted during the previous […***…] period and the activities planned to be conducted during the upcoming […***…] period. In the case that Zymeworks has any questions or comments about the […***…] reports provided by BeiGene under this Section 3.4.1, BeiGene will promptly provide more details about them to the ISC.26
3.4.2          Commercialization.  In addition to the reports of Product Royalties set forth in Section 5.1.2, BeiGene shall keep Zymeworks reasonably informed as to its commercialization activities with respect to Products (including pre-launch and launch activities) by providing to Zymeworks on an […***…] basis a written report describing in reasonable detail such activities conducted during the previous […***…] period and the activities planned to be conducted during the upcoming […***…] period.27
3.5          BeiGene Target Pair and Sequence Pair Selection and Replacement.
3.5.1          Selection.   During the Research Program Term, BeiGene shall have the right to select up to three (3) BeiGene Target Pairs and one (1) BeiGene Sequence Pair Directed To such BeiGene Target Pair, in each case subject to gatekeeping in accordance with Section 3.5 and Section 3.6.
          3.5.2         Target Pair Screening.  During the Research Program Term, BeiGene may elect to undergo the gatekeeping process set forth in Section 3.6 with respect to a Target Pair(s) for the sole purpose of determining whether Zymeworks has previously granted exclusive rights with respect to such Target Pair(s) such that all Sequence Pairs Directed To such Target Pair(s) are unavailable as BeiGene Sequence Pairs under this Agreement (any such Target Pair, an “Unavailable Target Pair”); provided, that, BeiGene must be reasonably interested in pursuing under this Agreement any Target Pair so submitted.  For clarity, neither submission of a Target Pair as set forth above, nor the conduct of gatekeeping to select BeiGene Target Pairs pursuant to Section 3.5 or 3.6, shall grant BeiGene any exclusive rights with respect to such Target Pair, or reserve such Target Pair for BeiGene.  During the Research Program Term, Zymeworks agrees that it will not grant to any Third Party Target-Pair-level exclusivity for any specific Target Pair, which has been determined not to be an Unavailable Target Pair pursuant to this Section 3.5.2, with respect to the application of the Zymeworks Platform to generate antibodies Directed To such Target Pair.  Notwithstanding the foregoing, BeiGene acknowledges that Zymeworks has granted certain exclusive rights to Target Pairs to a Third Party pursuant to an agreement executed prior to the Effective Date.  For clarity, the foregoing shall not prevent Zymeworks from granting exclusive rights to any Sequence or Sequence Pair with respect to the application of the Zymeworks Platform to antibodies directed to any Target or Target Pair.

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3.5.2          Replacement.  During the Research Program Term, without any additional fee or payment, BeiGene shall have the right to swap:
(a)          a BeiGene Target Pair for a replacement Target Pair, which shall become a BeiGene Target Pair, and the Target Pair that was replaced shall cease to be a BeiGene Target Pair; and
(b)          the BeiGene Sequence Pair for a replacement Sequence Pair Directed To the same BeiGene Target Pair, which replacement Sequence Pair, if determined to be available, shall become the BeiGene Sequence Pair for such BeiGene Target Pair, and the Sequence Pair that was replaced shall cease to be a BeiGene Sequence Pair;
in each case up to […***…] each […***…] and subject to the gatekeeping process in Sections 3.5 and 3.6.  In the event that a Target Pair ceases to be a BeiGene Target Pair in accordance with Section 3.5.2(a), any BeiGene Sequence Pair Directed To such Target Pair shall also cease to be the BeiGene Sequence Pair and BeiGene shall have the right to select a BeiGene Sequence Pair Directed To the replacement BeiGene Target Pair in accordance with Section 3.5.1.  For clarity, at any given time, there may be no more than three (3) BeiGene Target Pairs and no more than three (3) BeiGene Sequence Pairs (one (1) Directed To each BeiGene Target Pair).28
3.5.3          Notice of Selection or Swap. To the extent that BeiGene wishes to select a BeiGene Target Pair or BeiGene Sequence Pair or to elect a replacement BeiGene Sequence Pair or BeiGene Target Pair, BeiGene shall provide Zymeworks with written notice requesting that such Target Pair or Sequence Pair be submitted to the gatekeeping process set forth in this Section 3.5.3(a “Designation Notice”).  The Designation Notice for a BeiGene Target Pair shall set forth the Targets included in such Target Pair, and, in the case of a replacement BeiGene Target Pair, the BeiGene Target Pair that such Target Pair is intended to replace.  The Designation Notice for a BeiGene Sequence Pair shall set forth the Sequences included in such Sequence Pair, the BeiGene Target Pair To which such Sequence Pair is Directed, and, in the case of a replacement BeiGene Sequence Pair, the BeiGene Sequence Pair that such Sequence Pair is intended to replace. As soon as practicable and in any event within […***…] of Zymeworks’ receipt of a Designation Notice, Zymeworks shall provide BeiGene with a written response (each, a “Designation Response”) that shall confirm whether or not the Target Pair or Sequence Pair is available for designation as a BeiGene Target Pair or BeiGene Sequence Pair and, to the extent unavailable, the basis for same. To the extent that Zymeworks confirms in the Designation Response that the Target Pair or Sequence Pair is available for designation as a BeiGene Target Pair or BeiGene Sequence Pair, such designated Sequence Pair or Target Pair shall become a BeiGene Target Pair or BeiGene Sequence Pair, as applicable.29
3.6          Gatekeeping.  Zymeworks will designate its Head of Business Development to be the gatekeeper for Target Pairs and he or she, together with appropriate technical employees to assist in Sequence alignment against Zymeworks’ sequence library, will together be the gatekeeper for any Sequence Pairs.  Zymeworks will notify BeiGene of the gatekeeper(s) and their contact information promptly following the Effective Date, and any changes thereto promptly following any such change, in writing.  BeiGene may designate any Target Pair as a BeiGene Target Pair or replacement BeiGene Target Pair or any Sequence

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Pair Directed To a BeiGene Target Pair as a BeiGene Sequence Pair or replacement BeiGene Sequence Pair in accordance with Sections 3.5 through this Section 3.6, as applicable; provided that Zymeworks is not, as of the date that the applicable Zymeworks’ gatekeeper receives BeiGene’s Designation Notice for such Sequence Pair or Target Pair, as applicable:
(a)          contractually obligated to grant, in each case pursuant to a written agreement with a Third Party to a Third Party rights with respect to products incorporating such Sequence Pair or Directed To such Target Pair, as applicable;
(b)          actively and in good faith engaged in negotiations with a Third Party regarding the development or commercialization of products incorporating such Sequence Pair or Directed To such Target Pair, as applicable […***…];30 or
(c)          actively performing or has performed […***…] activities on its own behalf with respect to one or more products incorporating such Sequence Pair or Directed To such Target Pair, pursuant to an […***…].31
4.          FINANCIAL PROVISIONS
4.1          Upfront Fee.  In partial consideration of Zymeworks’ granting of the licenses and rights to BeiGene hereunder and Zymeworks’ undertaking of the activities required under this Agreement, BeiGene shall pay to Zymeworks a one-time, non-refundable non-creditable upfront payment of Twenty Million US dollars (USD 20,000,000) (the “Upfront Payment”) within […***…] following the Effective Date.32
4.2          Development Milestones.  Within […***…] after the achievement of each milestone event set forth in the table below for each applicable Product (each, a “Development Milestone Event”), BeiGene shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”).  Each Development Milestone Payment shall be payable […***…] per Product upon the […***…] of the corresponding Development Milestone Event for such Product.  In the event that […***…] of […***…] BeiGene shall pay Zymeworks […***…] associated with the applicable […***…], together with the […***…].33

	Clinical Milestone Events[34]	Milestone Payments[35]
1.	[…***…]	USD […***…]
2.	[…***…]	USD […***…]
3.	[…***…]	USD […***…]
	Regulatory Milestone Events[36]	Milestone Payments[37]

30 Competitive Information – Commercially Sensitive Terms.
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4.	[…***…]	USD […***…]
5.	[…***…]	USD […***…]
6.	[…***…]	USD […***…]
7.	[…***…]	USD […***…]
8.	[…***…]	USD […***…]
	Total Possible Development (Clinical and Regulatory) Milestone Payments per Product	USD […***…]
4.3          Commercialization Milestones.  Upon the […***…] of each milestone event set forth in the table below with respect to a particular Product (each, a “Commercialization Milestone Event”), BeiGene shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) in accordance with Section 5.1.2:38

	Commercial Milestone Events[39]	Milestone Payments[40]
1.	[…***…]	USD […***…]
2.	[…***…]	USD […***…]
3.	[…***…]	USD […***…]
4.	[…***…]	USD […***…]
For clarity, each of the foregoing Commercialization Milestone Payments will be payable […***…]. In the event that […***…] BeiGene shall pay Zymeworks […***…].  For example, if […***…], BeiGene shall pay Zymeworks USD […***…] in Milestone Payments pursuant to this Section 4.3.  For purposes of determining when the Development Milestone Payments and Commercialization Milestone Payments (collectively, “Milestone Payments”) are payable, (i) […***…] shall be considered […***…] and (ii) […***…].41
4.4          Royalties on Products.
4.4.1          Royalty Payments.  BeiGene shall pay Zymeworks a royalty (each such royalty payment, a “Product Royalty”) on Net Sales, on a Product-by-Product basis, at the rates set forth below for the corresponding portion of Annual Net Sales:

38 Competitive Information – Commercially Sensitive Terms.
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Royalty Tier	Annual Net Sales of a Particular Product[42]	Royalty Rate[43]
A	For the portion of Annual Net Sales of such Product less than or equal to USD […***…]	[…***…]%
B	For the portion of Annual Net Sales of such Product greater than USD […***…] and less than or equal to USD […***…]	[…***…]%
C	For the portion of Annual Net Sales of such Product greater than USD […***…]	[…***…]%
For clarity, if BeiGene has USD […***…] in Annual Net Sales of a Product in a given Calendar Year, the total Product Royalties owed to Zymeworks for such Calendar Year would be USD […***…].44
4.4.2          Royalty Term.  The Product Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Product Royalty Term”).
4.4.3          Royalty Reductions.
(a)          Patent Step Down.  Product Royalties shall be reduced, on a Product-by-Product and country-by-country basis, by […***…] in Calendar Quarters for such Product in such country if there is no Valid Patent Claim Covering such Product in such country, subject to Section 4.4.3(c).45
(b)           Third Party Payments.  If during the Term BeiGene determines that a license under any Patent Rights controlled by a Third Party is necessary to practice the Zymeworks Platform to develop, manufacture or commercialize any Product in the Field in the Territory, BeiGene will have the right to acquire rights to such Patent Rights from such Third Party for the Territory and, subject to Section 4.4.3(c), on a Product-by-Product and country by country basis, during any Calendar Quarter, BeiGene may credit against the royalty payments payable to Zymeworks pursuant to Section 4.4.1 with respect to such Product in such country in such Calendar Quarter up to […***…].46
(c)          Royalty Floor.  In no event will the aggregate amount of royalty payments due to Zymeworks for a Product in a country in the Territory in any given Calendar Quarter during the Royalty Term for such Product in such country be reduced, pursuant Sections 4.4.3(a) and (b), to less than […***…] of the amount that otherwise would have been due and payable to Zymeworks in such Calendar Quarter for such Product in such

42 Competitive Information – Financial Provisions.
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country in accordance with Section 4.4.1 (the “Royalty Floor”); provided, that, subject always to the Royalty Floor, […***…].47
(d)          Compulsory Licenses.  If a compulsory license is granted to a Third Party with respect to a Product in any country in the Territory with a royalty rate lower than the royalty rates provided by Section 4.4.1 (as adjusted per Sections 4.4.3(a) and (b)), then the royalty rate to be paid by BeiGene on Net Sales made pursuant to such compulsory license in such country under Section 4.4.1 will be reduced to the rate payable by the compulsory licensee.  For purposes of the foregoing, a “compulsory license” means, with respect to a Product in a country or territory, a license, or rights granted to a Third Party by a governmental agency within such country or territory to sell or offer for sale such Product in such country or territory under any Patent Rights or Know-How owned or controlled by either Party or its Affiliates, without direct or indirect authorization from such Party or its Affiliates.
5.          REPORTS AND PAYMENT TERMS
5.1          Payment Terms.
5.1.1          Development Milestone Payments.  BeiGene shall provide Zymeworks with notice of the achievement of each Development Milestone Event within […***…] thereafter and make the corresponding Development Milestone Payment within […***…] after such achievement.48
5.1.2          Commercialization Milestone Payments and Product Royalties.  During the Term, following the First Commercial Sale of a Product, BeiGene shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold by BeiGene and its Related Parties during the reporting Calendar Quarter and the Product Royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Product Royalties paid by BeiGene with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the total gross amount invoiced for Product sold, the Net Sales of each Product, and the Product Royalties (in US dollars) payable and in total for all Products and the manner and basis for any currency conversion in accordance with Section 5.2, and shall specify if each Commercialization Milestone Event is achieved during such Calendar Quarter.  Reports shall be due no later than […***…].  The corresponding Commercialization Milestone Payment(s) and Product Royalties shown to have accrued by each report provided under this Section 5.1.2 shall be due and payable on the date such report is due.49
5.1.3          Invoices.  Except as otherwise provided herein, amounts shall be due and payable within […***…]  days after the date of such invoice.50
5.2          Payment Currency / Exchange Rate.  All payments to be made under this Agreement shall be made in USD.  Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to BeiGene.  If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with BeiGene’s normal practices used to prepare its audited financial statements for external

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reporting purposes; provided that such practices use a widely accepted source of published exchange rates.
5.3          Taxes and Blocked Currency.
5.3.1          Taxes.  Each Party shall be responsible for its own tax liabilities arising under this Agreement.  Subject to this Section 5.3.1, Zymeworks shall be liable for all of its income and other taxes (including interest) (“Taxes”) imposed upon any payments made by BeiGene to Zymeworks under this Agreement (“Agreement Payments”).  If Applicable Laws require the withholding of Taxes, BeiGene shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments.  BeiGene shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. BeiGene shall provide Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments.
5.3.2          Blocked Currency.  If under Applicable Law in a country or region in the Territory, conversion into USD or transfer of funds of a convertible currency to Canada or the United States becomes materially restricted, forbidden or substantially delayed, then BeiGene shall promptly notify Zymeworks and, thereafter, amounts accrued in such country or region under this Agreement shall be paid to Zymeworks (or its designee) in such country or region in local currency by deposit in a local bank designated by Zymeworks and to the credit of Zymeworks, unless the Parties otherwise agree.
5.4          Records and Audit Rights.
5.4.1          Records.  BeiGene will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Product Royalties.  BeiGene will keep such books and records for at least […***…] following the end of the Calendar Year to which they pertain.51
5.4.2          Audit Rights.
(a)          Zymeworks shall have the right during the […***…] described in Section 5.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to BeiGene to inspect or audit the relevant records of BeiGene and its Related Parties to verify that the amount of such payments were correctly determined.  BeiGene and its Related Parties shall each make its records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Zymeworks, solely to verify the payments hereunder were correctly determined.  Such inspection or audit right shall not be exercised by Zymeworks more than […***…] and may cover a period ending not more than […***…] prior to the date of such request.  All records made available for inspection or audit pursuant to this Section 5.4.2 shall be deemed to be Confidential Information of BeiGene.  The results of each inspection or audit, if any, shall be binding on both Parties.  If the amount of any payment hereunder was underreported, BeiGene shall promptly (but in any event no later than […***…] after its receipt of the

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Accounting Firm’s report so concluding) make payment to Zymeworks of the underreported amount.  Zymeworks shall bear the full cost of an audit that it conducts pursuant to this Section 5.4.2 unless such audit discloses an under reporting by BeiGene of more than […***…] percent ([…***…]%) of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case BeiGene shall reimburse Zymeworks for all costs incurred in connection with such inspection or audit, in addition to the underreported amount.52
(b)          The Accounting Firm will disclose to Zymeworks only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies.  No other information will be provided to Zymeworks without the prior consent of BeiGene unless disclosure is required by Applicable Laws or judicial order.  BeiGene is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit.  The Accounting Firm shall provide a copy of its report and findings to BeiGene.
6.          INTELLECTUAL PROPERTY RIGHTS
6.1          Ownership of Inventions.  Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 6.  Determination of inventorship of Inventions shall be made in accordance with US patent laws.  Each Party will continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or that it creates or obtains outside the scope of this Agreement.
6.1.1          Ownership of Certain Inventions .  As between the Parties and notwithstanding anything herein to the contrary, any Inventions that are (a) solely applicable to a BeiGene Sequence Pair, (b) specific to a Licensed Antibody, or (c) specific to a Product (collectively “Product Inventions”) will be exclusively owned by BeiGene, provided that, in all cases, Zymeworks shall retain all rights in the Zymeworks Platform and in any Inventions comprising improvements thereto (“Zymeworks Platform Improvements”).  For clarity, all Inventions comprising antibody mutations created by or on behalf of the Parties or their Related Parties (alone or jointly) using the Zymeworks Platform shall be Zymeworks Platform Improvements, and will be owned by Zymeworks, subject to the licenses set forth in Section 2.1.
6.1.2          Ownership by Inventorship.  Except as otherwise provided in Section 6.1.1, (a) Inventions that are made solely by or on behalf of Zymeworks (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Zymeworks; (b) Inventions that are made solely by or on behalf of BeiGene (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by BeiGene; and (c) Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties.  Subject to Section 2.1, each Party has the right to practice, license, sublicense, assign and transfer such Party’s interest in such Joint Inventions (and the Joint Patent Rights) for any and all purposes on a worldwide basis without restriction, and without the consent of, or accounting to, the other Party.
6.1.3          Assignment to Zymeworks; Further Assurances.  BeiGene shall promptly disclose to Zymeworks any and all Joint Inventions and Zymeworks Platform Improvements made by or on behalf of BeiGene; and BeiGene shall assign, and hereby

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assigns, to Zymeworks all rights, title and interest in and to the Zymeworks Platform Improvements. BeiGene agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of Zymeworks, any and all documents and to perform such acts as may be reasonably requested by Zymeworks for the purposes of perfecting the foregoing assignments.
6.1.4          Assignment to BeiGene; Further Assurances.  Zymeworks shall promptly disclose to BeiGene any and all Joint Inventions and Product Inventions made by or on behalf of Zymeworks; and Zymeworks shall assign, and hereby assigns, to BeiGene all rights, title and interest in and to the Product Inventions. Zymeworks agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of BeiGene, any and all documents and to perform such acts as may be reasonably requested by BeiGene for the purposes of perfecting the foregoing assignments.
6.2          Patent Prosecution.
6.2.1          Zymeworks Patent Rights.  As between the Parties, Zymeworks, at Zymeworks’ sole expense, shall have the right to control the Patent Prosecution of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice.  Zymeworks shall keep BeiGene reasonably informed with respect to the status of the Patent Prosecution of the Zymeworks Patent Rights and, upon BeiGene’s request, shall provide copies of material submissions to any patent office in connection therewith.  Zymeworks will consider BeiGene’s comments on Patent Prosecution but will have final decision-making authority under this Section 6.2.1.  Zymeworks shall notify BeiGene of any decision to cease Patent Prosecution of any Zymeworks Patent Rights and BeiGene may by notice to Zymeworks request Zymeworks to continue the Patent Prosecution of such Zymeworks Patent Rights at BeiGene’s expense, and Zymeworks will continue such Patent Prosecution, subject to BeiGene’s payment for the associated costs, unless Zymeworks has a legitimate business or patent strategy reason (other than cost) to cease such Patent Prosecution.
6.2.2          Joint Patent Rights.  BeiGene shall have the first right to control the Patent Prosecution of Joint Patent Rights using patent counsel reasonably acceptable to Zymeworks, at BeiGene’s sole expense.  BeiGene shall keep Zymeworks reasonably advised with respect to the status of the Patent Prosecution of the Joint Patent Rights and shall provide copies of material submissions to any patent office in connection therewith to Zymeworks for review and comment at least […***…] prior to the submission thereof.  BeiGene will consider Zymeworks’ comments on Patent Prosecution.  BeiGene shall timely notify Zymeworks of any decision to not to file or to cease Patent Prosecution of any Joint Patent Rights.  Zymeworks may by notice to BeiGene assume the Patent Prosecution of such Joint Patent Rights at Zymeworks’ expense, in which case BeiGene shall promptly assign to Zymeworks all of its rights, title and interest in and to such Joint Patent Rights.53
6.2.3          Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts provided above in this Section 6.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such Patent Prosecution.  All communications between the Parties relating to the Patent Prosecution of the Zymeworks Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any

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communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 7.  For clarity, all such communications regarding the Zymeworks Patent Rights shall be the Confidential Information of Zymeworks and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties.
6.3          Enforcement and Defense.
6.3.1          Notice.  Each Party shall provide prompt notice to the other Party of any infringement of a Zymeworks Patent Right or Joint Patent Right by a Product incorporating an antibody or antibody analogue that incorporates the BeiGene Sequence Pair of which such Party becomes aware (each, a “Competing Product Infringement”).  BeiGene and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both BeiGene and Zymeworks, to terminate any such Competing Product Infringement.
6.3.2          Zymeworks Patent Rights.  Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Competing Product Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify BeiGene of such enforcement actions.  If Zymeworks fails to bring or defend any such action against a Competing Product Infringement within (a) […***…] following the notice of alleged Competing Product Infringement provided pursuant to Section 6.3.1 or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, BeiGene shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall BeiGene admit the invalidity of, or after exercising its right to bring and control an action under this Section 6.3.2, neglect to defend the validity of, any Zymeworks Patent Rights without Zymeworks’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.54
6.3.3          Joint Patent Rights.  BeiGene shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to any Competing Product Infringement at its own expense and by counsel of its own choice reasonably acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If BeiGene fails to bring or defend such action within (a) […***…] following the notice of alleged Competing Product Infringement or (b) […***…] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and BeiGene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 6.3.3, neglect to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.55

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6.3.4          Competing Product Infringement Action.  In the event a Party brings a Competing Product Infringement action in accordance with this Section  6.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, at the Controlling Party’s request and expense, including by providing information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall have the right to settle any Competing Product Infringement action under this Section 6.3 relating to such Patent Rights that is reasonably likely to adversely affect the scope, validity or enforceability of such Patent Rights without first notifying the other Party and incorporating such Party’s reasonable comments in good faith.
6.3.5          Recovery.  Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both BeiGene and Zymeworks in connection with or as a result of any action with respect to a Competing Product Infringement contemplated by this Section 6.3, whether by settlement or otherwise, shall be shared in order as follows:
(a)          the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(b)          the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(c)          (i) the Parties shall negotiate in good faith an appropriate allocation of such remaining proceeds to reflect the economic interests of the Parties under this Agreement with respect to such Product Infringement and (ii) unless otherwise agreed in subsection (i), […***…] of such remaining proceeds will be allocated to the Controlling Party and […***…] of such remaining proceeds will be allocated to the non-Controlling Party.56
6.3.6          Certification.  In relation to a generic or biosimilar to a Product, each Party shall inform the other Party of any certification regarding any Zymeworks Patent Rights or Joint Patent Rights it received with respect to a Product, in each case pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, the Biologic Price Competition and Innovation Act of 2009, or any similar provisions in a country in the Territory other than the United States, and shall provide the other Party with a copy of such certification within […***…] of receipt.  Zymeworks’ and BeiGene’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 6.3.2 through Section 6.3.5 hereof.  Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action.  The non-initiating Party shall have the right to be kept reasonably informed and participate in decisions regarding the appropriate course of conduct for such action.57

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6.3.7          Defense of Infringement Claims.  In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Licensed Antibodies or the Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.
7.          CONFIDENTIALITY
7.1          Duty of Confidence.   During the Term and for […***…] thereafter, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder, including, with respect to BeiGene as Receiving Party, Zymeworks Know-How, shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party; provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under Applicable Laws, such obligations shall survive the expiration of such […***…] period for so long as such Confidential Information remains a trade secret.  The Receiving  Party may only use Confidential Information of the Disclosing  Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the Receiving  Party.58
7.2          Exceptions.  The obligations under this Article 7 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
7.2.1          is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;
7.2.2          was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party;
7.2.3          is disclosed to the Receiving Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or
7.2.4          is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.

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7.3          Authorized Disclosures.  Subject to this Section 7.3, the Receiving Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:
7.3.1          such disclosure is deemed necessary by counsel to the Receiving Party to be disclosed to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;
7.3.2          disclosure by a Receiving Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 6;
7.3.3          disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’ employees, consultants, contractors, subcontractors, agents or sublicensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement, including, with respect to BeiGene as the Receiving Party, to any Third Party that is engaged by BeiGene to perform services in connection with the development, manufacture and/or commercialization of any Licensed Antibodies and/or any Products in accordance with this Agreement; provided, in each case, that such persons and entities are bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party;
7.3.4          disclosure by BeiGene or a BeiGene Affiliate or sublicensee as reasonably necessary to gain or maintain approval to conduct clinical trials for a Product, to obtain and maintain Regulatory Approval or to otherwise develop, manufacture and commercialize Products in the Territory, in accordance with this Agreement;
7.3.5          disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or
7.3.6          disclosure by a Party to potential or actual investors or potential or actual acquirers or actual or potential sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party.
If the Receiving Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 7, such Receiving Party shall promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense.  Confidential Information that is disclosed as permitted by this Section 7.3 shall remain

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otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information as permitted by this Section 7.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.
8.          PUBLICATIONS AND PUBLICITY
8.1          Publications.
8.1.1          BeiGene shall have the right to publish the results of the Research Program with respect to the Products or Licensed Antibodies in accordance with this Section 8.1.  BeiGene, its employees or consultants wishing to make a publication or other disclosure of the results of its activities under the Agreement that contains Zymeworks’ Confidential Information, shall deliver to Zymeworks a copy of any such proposed written publication or disclosure or an outline of an oral disclosure at least […***…] prior to submission for publication or presentation for review pursuant to Section 8.1.2.59
8.1.2          Zymeworks shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation by BeiGene, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information.  If Zymeworks requests such removal of its Confidential Information, BeiGene shall remove such Confidential Information prior to submitting such publication or making such presentation.  If Zymeworks requests such a delay, BeiGene shall delay submission or presentation for a period of […***…] from such request to enable patent applications protecting the Zymeworks’ rights in such information to be filed in accordance with Article 6.60
8.2          Publicity.
8.2.1          The Parties have mutually approved a joint press release attached hereto as Exhibit 8.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release.  Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure) as provided in Section 8.2.3.
8.2.2          Notwithstanding Section 8.1.1, Zymeworks has the right to publicly disclose: (a) the achievement of material milestones under this Agreement; and (b) to the extent required by Applicable Laws or by any Securities Regulator (as defined below) and subject to Zymeworks’ compliance with Section 8.2.3, the amount of any payment received by Zymeworks under this Agreement After a Publication has been made available to the public,

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each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.
8.2.3          The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure and/or the preparation and submission of a confidential treatment request for this Agreement.  Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator and such Party has (a) promptly notified the other Party in writing of such requirement and any respective timing constraints, (b) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (c) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator.  If a Party seeks to make a disclosure or filing as set forth in this Section 8.2.3 and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.
9.          TERM AND TERMINATION
9.1          Term. This Agreement shall be effective as of the Effective Date, and shall continue, on a country-by-country and Product-by-Product basis, in effect until the expiration of the Royalty Term applicable to such Product in such country (the “Term”) unless earlier terminated in accordance with this Article 9. On a country-by-country basis, upon the natural expiration of the Term as contemplated in this Section 9.1 (but not earlier termination), the Commercial License in such country shall become fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive; provided, that, […***…], which shall survive such expiration.61
9.2          Termination for Convenience.  During the Research Program Term, BeiGene shall have the right to terminate this Agreement on a BeiGene Target Pair-by-BeiGene Target Pair basis at any time in its sole discretion upon […***…] advance written notice to Zymeworks.  Following the expiration of the Research Program Term, BeiGene shall have the right to terminate this Agreement on a BeiGene Target Pair-by-BeiGene Target Pair basis at any time in its sole discretion upon […***…] advance written notice to Zymeworks.  In the event of a termination by BeiGene pursuant to this Section 9.2, BeiGene shall cease all development and commercialization of the Antibodies and Products Directed To the terminated BeiGene Target Pair(s) and, for clarity, all BeiGene’s rights under this Agreement with respect to such terminated BeiGene Target Pair(s), including (i) pursuant to Section 3.5.2(a) and (ii) all rights to commercialize Licensed Antibodies Directed To such terminated BeiGene Target Pair, shall terminate.  For clarity, in the event of a termination by

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BeiGene pursuant to this Section 9.2 with respect to all BeiGene Target Pairs, BeiGene shall cease all development and commercialization of all Antibodies and Products.62
9.3          Termination for Patent Challenge.  Notwithstanding anything herein to the contrary, in the event that BeiGene or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights, then Zymeworks, at its discretion, may give notice to BeiGene that Zymeworks will terminate the licenses granted to BeiGene under Section 2.1 unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…] from the date of such notice.  In the event that BeiGene or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement, and BeiGene shall cease all development and commercialization of the Antibodies and Products.  For clarity, this Section 9.3 does not apply to any counterclaim filed by BeiGene or its Related Parties as defendant in any Zymeworks Patent Rights infringement cause of action filed or initiated by Zymeworks or its Affiliates with respect to a Product or activities under this Agreement.63
9.4          Termination for Cause.  If either BeiGene or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] after receipt of such notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement immediately by giving notice to the breaching Party to such effect.  Zymeworks may terminate this Agreement pursuant to this Section 9.4, in its entirety or, to the extent that the material breach is specific to a BeiGene Target Pair, on a BeiGene Target Pair-by-BeiGene Target Pair basis.  In the event of a termination by Zymeworks pursuant to this Section 9.4, BeiGene shall cease all development and commercialization of the Antibodies and Products Directed To the terminated BeiGene Target Pair(s) and, for clarity, all BeiGene’s rights under this Agreement with respect to such terminated BeiGene Target Pair(s), including (i) pursuant to Section 3.5.2(a) and (ii) all rights to commercialize Licensed Antibodies Directed To such terminated BeiGene Target Pair, shall terminate.  For clarity, to the extent that Zymeworks terminates this Agreement in its entirety pursuant to this Section 9.4, BeiGene shall cease all development and commercialization of all Antibodies and Products.64
10.          EFFECTS OF TERMINATION
10.1          Termination of Agreement.  If this Agreement terminates or expires for any reason, then no later than […***…] after the effective date of such termination, BeiGene shall pay all amounts then due and owing to Zymeworks hereunder as of the effective date of termination; provided that with respect to a termination on a BeiGene Target Pair-by-BeiGene Target Pair basis, the foregoing shall apply solely with respect to payments due and owing to Zymeworks hereunder as of the effective date of termination with respect to the terminated BeiGene Target Pair.  In the event of a termination or expiration of this Agreement in its entirety, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information

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received from the other Party in its confidential files for record purposes; and provided further that each Party may retain any Confidential Information reasonably necessary to exercise any surviving rights in accordance with this Agreement.65
10.2          Sublicenses.  If the Commercial License granted to BeiGene terminates as a result of a termination of this Agreement with respect to one or more Products or in its entirety, the terms of this Section 10.2 will apply with respect to any sublicense agreement granting a sublicense under such terminated Commercial License that exists as of the effective date of such termination, but only if the applicable sublicensee did not contribute to any material breach of this Agreement that was the cause of the termination by Zymeworks of this Agreement and is not otherwise in material breach of the applicable sublicense agreement at such time: (i) all of such sublicensee’s obligations under the applicable sublicense agreement to BeiGene will remain in effect as obligations to Zymeworks and will be enforceable solely by Zymeworks as a third party beneficiary; (ii) such sublicensee’s rights under the sublicense agreement that do not exceed and are consistent with Zymeworks’ obligations to BeiGene under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, that, the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such sublicensee; and (iii) all of BeiGene’s rights under such sublicense agreement will remain in effect, may be exercised solely by Zymeworks and will inure to the exclusive benefit of Zymeworks.
10.3          Survival.  Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination.  Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1, 7, 8, 10, 12, and 13 and Sections 2.2, 3.2, 5.4, 6.1, 11.3, and 11.4 shall survive the expiration or termination of this Agreement.  Except as otherwise expressly provided herein (including in Article 10), all other rights and obligations of the Parties under this Agreement shall terminate upon termination or expiration of this Agreement.
10.4          Damages; Relief.  Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
10.5          Bankruptcy Code.  If this Agreement is rejected by Zymeworks as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by Zymeworks to BeiGene are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction).  The Parties agree that BeiGene shall retain and may fully exercise all of its rights and elections under the Code.  The foregoing provisions of this Section 10.5 are without prejudice to any rights a Party may have arising under the Code.

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11.          REPRESENTATIONS AND WARRANTIES
11.1          Representations and Warranties by Each Party .  Each Party represents and warrants to the other as of the Effective Date that:
11.1.1          it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
11.1.2          it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
11.1.3          this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and
11.1.4          the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.
11.2          Representations and Warranties by Zymeworks.  Zymeworks represents and warrants to BeiGene as of the Effective Date that:
11.2.1          with respect to the Zymeworks Platform, there is one (1) Target Pair that has been exclusively licensed by Zymeworks to a Third Party.
11.2.2          Zymeworks owns or is the exclusive licensee of all right, title, and interest in and to the Zymeworks Patent Rights set forth on Schedule 11.2.2;
11.2.3          Zymeworks has the right under the Zymeworks Intellectual Property to grant the Research License and Commercial License to BeiGene, and it has not granted any license or other right under the Zymeworks IP that conflicts with the Research License and the Commercial License;
11.2.4          there are no claims, judgments or settlements against Zymeworks pending, or to Zymeworks’ Knowledge, threatened that invalidate or seek to invalidate any Zymeworks Patent Rights in the Territory;
11.2.5          there is no pending litigation, nor has Zymeworks received any written notice from any Third Party, asserting or alleging that the use of the Zymeworks Platform in the research, development, manufacture or commercialization of any Antibodies prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
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there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Zymeworks’ ownership rights in, or the validity or scope of, any Zymeworks Intellectual Property in the Territory; and
11.2.7          there are no pending or, to its Knowledge, no threatened (in writing), adverse actions, suits or proceedings against Zymeworks involving the Zymeworks Intellectual Property;
11.3          Limitation.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY ANTIBODY OR PRODUCT WILL BE SUCCESSFUL.
11.4          No Other Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON‑INFRINGEMENT, PATENTABILITY, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
11.5          Compliance with Anti-Corruption Laws.
11.5.1          Notwithstanding anything to the contrary in this Agreement, each Party  agrees that:
(a)          it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act and the Canada Corruption of Foreign Public Officials Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties;
(b)          it shall adhere to its own internal anti-corruption policies and anti-corruption policies of the other Party and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;
(c)          it will (i) promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware; and (ii), no later than […***…] following the end of each Calendar Year, verify in writing that to the best of its  knowledge, there have been no violations of Anti-Corruption Laws by such Party , its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party  or its Affiliates or sublicensees in the performance of this Agreement, or shall provide details of any exception to the foregoing;66 and;

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(d)          it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 11.5, and upon request of the other Party, up to one time per Calendar Year and upon reasonable advance notice, shall provide the other Party  or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 11.5.
11.5.2          Each Party represents and warrants that, to its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party  or any of its Affiliates:
(e)          has taken any action in violation of any applicable Anti-Corruption Laws; or
(f)          has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(i)          influencing any act or decision of any Public Official in his or her official capacity;
(ii)          inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(iii)          securing any improper advantage; or
(iv)          inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
11.5.3          Each Party further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of such Party   or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, is a Public Official.
11.5.4          For purposes of this Section 11.5, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.
12.          INDEMNIFICATION AND LIABILITY
12.1          Indemnification by Zymeworks.  Zymeworks shall indemnify, defend and hold BeiGene and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “BeiGene Indemnified Party”), harmless from and

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against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any BeiGene Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any BeiGene Indemnified Party arising or resulting from:  (a) the gross negligence or willful misconduct of Zymeworks or its Affiliates, or (b) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to BeiGene under this Agreement.  Zymeworks is only obliged to so indemnify and hold the BeiGene Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the gross negligence or willful misconduct of BeiGene or its Related Parties.
12.2          Indemnification by BeiGene.  BeiGene shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including product liability claims) arising or resulting from:  (a) the research, development or commercialization of Antibodies or Products by BeiGene or its Affiliates or Third Parties acting under their authority under this Agreement; (b) the gross negligence or willful misconduct of BeiGene or its Affiliates or Third Parties (including BeiGene’s collaborators and other sublicensees and contractors) acting under BeiGene’s authority pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by BeiGene to Zymeworks under this Agreement.  BeiGene is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the gross negligence or willful misconduct of Zymeworks or its Related Parties.
12.3          Indemnification Procedure.
12.3.1          Any BeiGene Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.
12.3.2          Subject to the provisions of Section 12.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.
12.3.3          The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the

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Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
12.4          Special, Indirect and Other Losses.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 7.  NOTHING IN THIS SECTION 12.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12.
12.5          Insurance.  Each Party, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.
13.          GENERAL PROVISIONS
13.1          Assignment.  Except as provided in this Section 13.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement pertains, or in the event of its merger or consolidation or similar transaction.  Any attempted assignment not in accordance with this Section 13.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
13.2          Extension to Affiliates.  Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations.  The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.
13.3          Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
13.4          Governing Law; English Language.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of

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the United States without reference to any rules of conflict of laws.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
13.5          Dispute Resolution.
13.5.1          If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through good faith discussions, within […***…] of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution.  Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred.  If, after an additional […***…] after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) (or any successor entity thereto) pursuant to its arbitration rules and procedures then in effect (the “Rules”), as modified in this Section 13.5.67
13.5.2          The arbitration shall be conducted by a tribunal of arbitrators experienced in the business of pharmaceuticals (including biologicals). The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two (2) party-nominated arbitrators.  If the two (2) party-nominated arbitrators do not nominate the third arbitrator within […***…] of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the ICC Court. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the first two (2) arbitrators.  The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.68
13.5.3          Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties.  Once the arbitrators have been selected, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators.  Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and

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attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrators agrees otherwise.
13.5.4          Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrators may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
13.5.5          As used in this Section 13.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.  Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.
13.6          Force Majeure.  Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto.  In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.  If any such failure of delay in a Party’s performance hereunder continues for more than […***…], the other Party may terminate this Agreement upon written notice to the delayed Party.69
13.7          Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
13.8          Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and BeiGene, or to constitute one as the agent of the other.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
13.9          Notices.  All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it

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was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Zymeworks:          Zymeworks, Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
Attn:  […***…]70
E-mail address:  […***…]71
With a copy to:  […***…]72
and
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attn:  […***…]73
E-mail address:  […***…]74
If to BeiGene:	BeiGene, Ltd.
c/o Mourant Ozannes Corporate Services (Cayman) Limited  Avenue
94 Solaris Avenue
Camana Bay
Grand Cayman, KY1-1108,
Cayman Islands
Attention: […***…]75
E-mail address: […***…]76

With copies to:	BeiGene, Ltd.
55 Cambridge Parkway, Suite 700W
Cambridge, MA 02142
Attn: […***…]77
E-mail address: […***…]78

13.10          Further Assurances.  BeiGene and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any

70 Personal Information – Contact Information.
71 Personal Information – Contact Information.
72 Personal Information – Contact Information.
73 Personal Information – Contact Information.
74 Personal Information – Contact Information.
75 Personal Information – Contact Information.
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and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
13.11          Compliance with Law.  Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
13.12          No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
13.13          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date.  “Confidentiality Agreement” means the Mutual Confidentiality Agreement between Zymeworks and BeiGene dated […***…] and subsequently amended on […***…].79
13.14          Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.15          Expenses.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
13.16          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
13.17          Construction.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
13.18          Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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13.19          Export.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.
13.20          Notification and Approval.  In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval.  The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing.  […***…] will be responsible for any and all costs, expenses, and filing fees associated with any such filing.80
[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By: /s/ Ali Tehrani______________________
Name:  Ali Tehrani, Ph.D.
Title:  President & Chief Executive Officer

BEIGENE, LTD.

By: /s/ Guillaume Vignon________________
Name: Guillaume Vignon
Title: Senior Vice President, Business Development

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SCHEDULE 1.27
[…***…] KNOWLEDGE81

[…***…]82

81 Personal Information.
82 Personal Information.
Schedule 1.27-1

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EXHIBIT 3.1.4
ZYMEWORKS KNOW-HOW

[…***…]83

83 Competitive Information – Technical Information.
Exhibit 3.1.4-1

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EXHIBIT 8.2
PRESS RELEASE

Zymeworks and BeiGene Announce License and Collaboration Agreement for Zymeworks’ HER2‑Targeted Therapeutic Candidates, ZW25 and ZW49, in Asia-Pacific and Research and License Agreement for Zymeworks’ Azymetric™ and EFECT™ platforms globally

•
BeiGene acquires exclusive development and commercial rights to Zymeworks’ bispecific candidates, ZW25 and ZW49, in Asia (excluding Japan), Australia, and New Zealand. The companies will collaborate on joint global development for selected indications.

•	BeiGene also acquires licenses for Zymeworks’ Azymetric™ and EFECT™ platforms to develop and commercialize up to three bispecific antibody therapeutics globally directed to BeiGene's targets.
•
Zymeworks will receive total upfront payments of US$40 million  under the ZW25 and ZW49 agreements and US$20 million under the platform agreement and is eligible to receive development and commercial milestone payments plus potential royalties on product sales.

Vancouver, Canada; Beijing, China and Cambridge, MA, (November 27, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the two companies have entered into a strategic collaboration for the clinical development and commercialization of Zymeworks’ investigational ZW25 and ZW49 HER2-targeted bispecific antibodies. In addition, Zymeworks granted BeiGene a license to Zymeworks' proprietary Azymetric™ and EFECT™ platforms to develop and commercialize globally up to three other bispecific antibodies using the platforms.
License and Collaboration for ZW25 and ZW49
Under the terms of the license and collaboration agreements for ZW25 and ZW49, Zymeworks has granted BeiGene exclusive rights to develop and commercialize Zymeworks’ clinical-stage bispecific antibody candidate ZW25 and its preclinical-stage bispecific antibody drug conjugate (ADC) ZW49 in Asia (excluding Japan), Australia, and New Zealand. BeiGene will be responsible for all clinical development and regulatory submissions in the licensed territories. The companies also plan to collaborate on global development of ZW25 and ZW49 in HER2‑expressing solid tumors, including gastric and breast cancer, with BeiGene enrolling patients and contributing clinical trial data from the licensed territories.  Zymeworks retains full

Exhibit 8.2-1

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rights to both ZW25 and ZW49 outside of the specified countries and will continue to lead global development of these drug candidates.
“Partnering with BeiGene was a key component of our development and commercialization strategy for ZW25 and ZW49,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “This collaboration allows Zymeworks to leverage BeiGene’s resources and expertise to accelerate the development of our most advanced product candidates and broaden our reach globally including in a key region of the world.”
“Zymeworks’ promising candidates ZW25 and ZW49 complement our oncology pipeline and further advance our mission to develop treatments for patients who often have limited options,” commented Dr. Xiaobin Wu, General Manager of China and President of BeiGene, Ltd. “Our deep clinical experience in China is an integral part of our business development efforts, as these trial data can be used to support global regulatory filings. We are excited by the clinical prospects of ZW25 and ZW49 in HER2-expressing cancers.”
 “At Zymeworks we are committed to developing new therapies to help address unmet medical need on a global basis,” said Diana Hausman, MD, Zymeworks’ Chief Medical Officer.  “We are looking forward to collaborating with BeiGene and benefiting from their extensive experience in oncology drug development in China and elsewhere. We expect that this collaboration will accelerate the development of ZW25 and ZW49 as potential new therapies for patients with HER2-expressing solid tumors, including gastric, breast and other cancers.”
License to Zymeworks’ Azymetric and EFECT Platforms
In addition to the license and collaboration agreements for ZW25 and ZW49, Zymeworks and BeiGene entered into a separate research and license agreement for Zymeworks’ proprietary Azymetric and EFECT platforms, under which BeiGene will have global rights to research, develop and commercialize up to three bispecific antibody therapeutics directed to targets selected by BeiGene. BeiGene will be responsible for all research, development, and commercial activities under this agreement.
Financial Consideration
Under the terms of the license and collaboration agreements for ZW49 and ZW25, Zymeworks will receive total upfront payments of US$40 million and is eligible to receive up to US$390 million in development and commercial milestone payments for both product candidates. In addition, Zymeworks will be eligible to receive tiered royalties on future sales of ZW25 and ZW49 in the licensed territory.
Under the terms of the research and license agreement for the Azymetric and EFECT platforms, Zymeworks will receive an upfront payment of US$20 million and is eligible to receive up to an aggregate of US$702 million in development and commercial milestone payments for up to three bispecific product candidates developed under the agreement. In addition, Zymeworks will be eligible to receive tiered royalties on future global sales of bispecific products developed by BeiGene under the agreement.
Zymeworks’ Webcast and Conference Call
Zymeworks will host a webcast and conference call November 27th, at 8:30 a.m. ET (5:30 a.m. PT) to discuss the collaboration and license agreements.

Exhibit 8.2-2

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Interested parties can access a live webcast of the presentation via a link from Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations. A recorded replay will also be available on the website shortly after the call concludes.
The live call and Q&A may be accessed by dialing 1-800-319-4610 for North American callers, or 1-604-638-5340 for international callers. Callers should dial in five to ten minutes prior to the scheduled start time and ask to join the “Zymeworks call.”
About ZW25
ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2. The FDA has granted Orphan Drug Designation to ZW25 for the treatment of both gastric and ovarian cancers.
About ZW49
ZW49 is a novel bispecific ADC targeting two non-overlapping epitopes of HER2 resulting in enhanced internalization and delivery of its proprietary ZymeLink cytotoxic payload. ADCs incorporating ZymeLink have demonstrated a greater therapeutic window (range of doses that are both efficacious and tolerable) in preclinical testing than those incorporating the commonly used ADC payloads DM1 or MMAE. Zymeworks is developing ZW49 as a best-in-class HER2-targeting ADC for several indications characterized by HER2 expression, especially those patients whose tumors have progressed or are refractory to HER2-targeted agents, and those that express lower levels of HER2 and are ineligible for treatment with current HER2-targeted therapies. An IND application for ZW49 was recently submitted to the FDA.
About the Azymetric™ Platform
The Azymetric platform enables the transformation of monospecific antibodies into bispecific antibodies, giving the antibodies the ability to simultaneously bind two different targets. Azymetric bispecific technology enables the development of multifunctional biotherapeutics that can block multiple signaling pathways, recruit immune cells to tumors, enhance receptor clustering degradation, and increase tumor-specific targeting. These features are intended to enhance efficacy while reducing toxicities and the potential for drug-resistance. Azymetric bispecifics have been engineered to retain the desirable drug-like qualities of naturally occurring antibodies, including low immunogenicity, long half-life and high stability. In addition, they are compatible with standard manufacturing processes with high yields and purity, potentially significantly reducing drug development costs and timelines.
About the EFECT™ Platform
The EFECT platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up- and down-regulation of effector functions. This platform, which is compatible with traditional monoclonal as well as Azymetric bispecific antibodies, further enables the customization of therapeutic responses for different diseases.

Exhibit 8.2-3

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About Zymeworks Inc.
Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully-integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly-differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly-owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.
About BeiGene, Ltd.
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation*.
*ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.
Zymeworks Cautionary Note Regarding Zymeworks’ Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to future development activities in accordance with the terms of Zymeworks’ agreements with BeiGene, potential payments and/or royalties payable to Zymeworks under these agreements, the speed and outcome of drug development plans, Zymeworks’ potential global growth, and other information that is not historical information. When used herein, words such as “enable”, “plan”, “expect”, “allows”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended September 30, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and

Exhibit 8.2-4

CONFIDENTIAL

specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

BeiGene Cautionary Note Regarding BeiGene’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future research, development and potential commercialization activities under the agreements with Zymeworks, potential payments and/or royalties payable to Zymeworks under these agreements, the speed and outcome of drug development plans, and other information that is not historical information.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Contacts:
Zymeworks Investor Inquiries:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com
Zymeworks Media Inquiries:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net

BeiGene Investor Inquiries:
Craig West
(857) 302-5189
ir@BeiGene.com

BeiGene Media Inquiries:
Liza Heapes
(857) 302-5663
media@BeiGene.com

Exhibit 8.2-5

CONFIDENTIAL
SCHEDULE 11.2.2
ZYMEWORKS PATENT RIGHTS
[…***…]84

84 Competitive Information – Exclusivity Information.

Schedule 11.2.2-1